Exhibit 3(i)

File in Duplicate
Filing Fee:  $50.00

RESTATED CERTIFICATE OF
INCORPORATION OF XETA TECHNOLOGIES, INC.

TO THE SECRETARY OF STATE OF OKLAHOMA:

          We, the undersigned authorized officers of XETA Technologies, Inc., formerly XETA Corporation, a corporation organized under the laws of the State of Oklahoma upon filing its original Certificate of Incorporation with the Secretary of State on June 4, 1981, which Certificate was subsequently amended, and restated on April 8, 1987, and further amended on July 30, 1999, April 17, 2000, June 27, 2000 and June 30, 2000, do hereby restate said Certificate of Incorporation, which Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Section 1080.B of "The Oklahoma General Corporation Act" as follows:

I

          The name of the Corporation is:

XETA Technologies, Inc.

II

          The address of its registered office in the State of Oklahoma is 525 South Main Street, Suite 800, Tulsa, Oklahoma 74103.

III

          The name of its registered agent is Ron B. Barber at 525 South Main Street, Suite 800, Tulsa, Oklahoma  74103.

IV

          The duration of the Corporation is perpetual.

V

          The purposes for which the Corporation is formed are:

          (a)        To engage in research and development, purchase, sale, leasing, both as lessor and lessee, import, export, license, distribution, design, manufacture, or the servicing of telephone communication interfaces or of any product, machine, or apparatus, appliance, merchandise, and property of every kind and description, ideas, systems, procedures, and services of any nature, including, without limiting the generality of the foregoing, all types of products which possess an internal intelligence for recognizing and correlating any type of data or information to be processed, pattern interpretation, recognition and memory systems and equipment, optical scanning, analog and digital computers, components, and all types of electrical, mechanical, electromechanical, and electronic products and systems such as for analysis of visible, radar, sonar, or  other inputs, voice recognition and identification of voice elements, and magnetic storage discs and drums;

          (b)        To acquire, own, hold, improve, develop, operate, exploit, sell, convey, assign, lease, exchange, transfer, dispose of, pledge, mortgage, create security interests in, deal in, and loan or borrow money upon, alone or in conjunction with others, real and personal property, tangible and intangible of every kind, character and description, or in any interest therein, and all kinds and forms of security, shares of capital stock, bonds, debentures, coupons, mortgages, notes, bills of exchange, acceptances, assignments, accounts, certificates, interim receipts, warrants and fees, evidences of indebtedness, obligations, trust certificates issued, or created by, or being claims against any corporation, association, partnership, syndicate, entity or person, or governmental, municipal or public subdivision or authority; and

          (c)        To do, to the extent a corporation organized under the “General Corporation Act” of the State of Oklahoma may now or hereafter lawfully do, either as principal or agent, and either alone or in conjunction with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for or in connection with or incident to the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or designed directly or indirectly to promote the interests of this Corporation or to enhance the value of its properties; and in general, to do any and all things, and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do or to exercise under the “General Corporation Act” of the State of Oklahoma or under any act amendatory thereof, supplemental thereto, or substituted therefor.

The foregoing clauses shall be construed as and shall be powers as well as purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict, in any manner, the meaning of general terms or the general powers of this Corporation, nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.  This Corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted by the “General Corporation Act” of the State of Oklahoma to corporations organized thereunder and all powers conferred by all acts heretofore or hereafter amendatory of or supplemental to that statute, and the enumeration of certain powers as herein specified is not intended as exclusive of or as a waiver of any of the powers, rights or privileges granted or conferred by that statute now or hereafter in force; provided, however, that nothing herein contained shall be deemed to authorize or permit this Corporation to carry on any business, to exercise any power or to do any act in violation of the Constitution and laws of the State of Oklahoma.

VI

          The total authorized number of shares which the Corporation shall have authority to issue shall consist of 50,500,000 shares, 50,000,000 shares of which shall be classified as Common Shares of the par value of $.001 per share, and 500,000 shares of which shall be classified as Preferred Shares, $.10 par value per share.

VII

          All common stock shall be non-assessable.  On all matters requiring a vote of the shareholders, each holder of common stock shall be entitled to one vote per share of common stock held by such shareholder.

          The Board of Directors shall have full authority, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of Preferred Stock and of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to the Preferred Stock and each series thereof shall include, but not be limited to, determination of the following:

(a) The number of shares constituting a series and the distinctive designation of that series;

(b) The dividend rate on the shares, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right of priority, if any, of payment of dividends on such shares;

(c) Whether the shares shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d)        Whether the shares shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e)        Whether or not the shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether the shares shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares; and

(h) Any other relative rights, preferences and limitations of the shares.

VIII

          A quorum at all meetings of shareholders shall consist of the holders of one third of the outstanding shares entitled to be voted at such meeting, present in person or by proxy.  Any meeting may be adjourned from time to time, and the shareholders present at a duly called or held meeting at which a quorum is initially present may continue to transact business until adjournment, notwithstanding the withdrawal of shareholders resulting in a number of remaining shareholders less than the number required to originally constitute a quorum.

IX

          At any regular or special meeting duly convened after notice to the shareholders or the Board of Directors, as the case may be, setting out the purpose of such meeting, the Bylaws may be adopted, altered, amended or repealed by the affirmative vote of the shareholders entitled to exercise fifty-one percent (51%) of the voting power of the Corporation, or by the Board of Directors; provided, however, that the fact that such power is conferred upon the Directors shall not divest the shareholders of the power, nor limit their power to adopt, alter, amend or repeal Bylaws.

X

          The affairs of the Corporation shall be managed by the Board of Directors.  The number of members of the initial Board of Directors of the Corporation shall be four (4).  The number of members of succeeding Boards of Directors shall be as provided by the Bylaws of the Corporation and shall consist of a minimum of one (1) Director.

XI

          These Articles of Incorporation may be adopted, altered, amended or repealed at any regular or special meeting duly convened after notice to the shareholders setting out the purpose of such meeting, by a vote of the shareholders entitled to exercise fifty-one percent (51%) of the voting power of the Corporation.

          IN WITNESS WHEREOF, the undersigned Corporation has caused this Restated Certificate of Incorporation to be executed in its name by its President and Chief Executive Officer, and attested by its Secretary this 30 day of April, 2004.

XETA TECHNOLOGIES, INC.

By:	/s/ JACK R. INGRAM

Jack R. Ingram, President

ATTEST:

/s/ ROBERT B. WAGNER

Robert B. Wagner, Secretary

[SEAL]

ACKNOWLEDGMENT

STATE OF OKLAHOMA	)
	)	ss.
COUNTY OF TULSA	)

          Before me, the undersigned, a notary public in and for said County and State, on this 30 day of April, 2004, personally appeared Jack R. Ingram, to me known to be the identical person who, first being duly sworn, subscribed the name of the maker thereof to the foregoing Restated Certificate of Incorporation as its President and Chief Executive Officer, and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

My Commission Expires:	/s/ LA TISHA O’NEAL

Notary Public
05/04/07

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